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                                                                   Exhibit 10.01

                              EMPLOYMENT AGREEMENT




                                 June 19, 1996

Mr. Julius Trump
c/o Northern Automotive Corporation
645 E. Missouri Avenue
Phoenix, Arizona  85012

Dear Jule:

          This will confirm our arrangement as follows:

          1. You shall serve as our Chairman of the Board and Chief Executive Officer reporting to the Board of Directors and at an annual base salary of $400,000, subject to increase from time to time in the sole judgment of the Board of Directors.

          2. This agreement shall terminate in the event of your death or disability, in which event you shall be entitled to your base salary through the date of death or disability and to any applicable life or disability insurance benefits referred to below in full satisfaction of all of our obligations hereunder or otherwise. It shall be terminable by us at any time for Cause (as hereafter defined), in which event you would not be entitled to any further compensation or benefits hereunder or otherwise. If this agreement is terminated by us except for Cause or as a result of your death or disability, you shall be entitled to continue to receive, in full satisfaction of all of our obligations hereunder or otherwise, your base salary and insurance benefits set forth in paragraph 5 hereof during a period of one year from the date of termination.

          "Cause" shall mean (i) your willful and continued failure to perform substantially all of your duties with us (other than any such failure resulting from your incapacity due to physical or mental illness); or (ii) your engaging in illegal conduct which is injurious to us; or (iii) your excessive use of any alcohol while engaged in our affairs or the affairs of any of our affiliates (or at any other time if you would continue to be under its influence when so engaged); or (iv) your use of any narcotic or other stimulant; or (v) any fraud, misappropriation (including any corporate opportunity), theft or embezzlement of or with respect to any of our property.

          3. You shall be entitled to such insurance and medical benefits as are generally available to our Vice Presidents.

          4. This agreement constitutes the entire agreement between you and us with respect to the subject matter hereof, supersedes any and all prior employment, salary, bonus and benefit agreements between you and either us or our affiliates, except with respect to your participation in our annual bonus plan, and may not be modified except in writing. If any restrictions contained in this agreement shall be deemed invalid or unenforceable by reason of the extent, duration or geographical scope thereof or otherwise, such restrictions shall be reduced in a manner so as to render the balance of this agreement enforceable.


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          If the foregoing correctly sets forth our understanding, please sign at the place provided below.

                                 Very truly yours

                                 NORTHERN AUTOMOTIVE CORPORATION


                                By:
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ACCEPTED:                              James Bazlen, President

---------------------
Julius Trump



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